FOR IMMEDIATE RELEASE - MARCH 20, 1997

Philadelphia, Pennsylvania: Right Management Consultants, Inc. (NASDAQ: RMCI) announced that due to lower than anticipated revenue, the Company expects to report earnings below expectations for its first quarter ending March 31, 1997.

The Company expects it will report net income for the first quarter in the range of $650,000 to $1,050,000, or $.10 to $.15 per share after the impact of a restructuring charge in the approximate amount of $400,000 to $600,000, or $.06 to $.09 per share, net of taxes. The restructuring charge will consist primarily of severance payments and remaining lease costs related to reductions in force and office closures. The Company expects revenue for the quarter to approximate $29,000,000. For the same quarter 1996, the Company reported net income of $2,409,000, or $0.36 per share on total Company revenues of $32,455,000.

"Revenue  results  for the  first  quarter  project  to be less  than  expected, necessitating an adjustment of Company cost structures by reducing staff and closing some satellite offices that are underperforming or are redundant due to acquisitions. We announced and began a formal implementation of a realignment of our business in mid January 1997, and we believe when fully implemented by the end of this quarter, this realignment will position us to focus the organization more effectively for growth. In addition, we have consummated several acquisitions during the quarter, and we continue to see opportunities for growth through further acquisitions which may include the broadening of our services," stated Richard J. Pinola, Chairman and Chief Executive Officer.

This press release includes forward-looking statements regarding revenues, earnings, growth rates and certain business trends that involve risks and uncertainties that could cause actual results to differ materially from the results discussed herein. Recipients of this press release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

Right Management Consultants, Inc. does business as Right Associates(R), Right/Jannotta Bray and (in France) as LM&P and Conviction Right France, developing and delivering career transition services through locations worldwide. Additionally, through the Company's People Tech division, the Company provides organizational and career management consulting services, specializing in change management, communication, strategy implementation, merger integration and executive development.

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Contact: G. Lee Bohs, Executive Vice President and Chief Financial Officer
                  Right Management Consultants, Inc.
                  1818 Market Street, Philadelphia, PA 19103
                  Phone:  (215) 988-1588